Exhibit 99.1

Lifecell

NEWS  RELEASE                              FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski                         Kevin McGrath
Chief Financial Officer                    Cameron Associates
(908) 947-1106                             (212) 245-8800
ssobieski@lifecell.com                     kevin@cameronassoc.com
----------------------                     ----------------------


               LIFECELL REPORTS RECORD FIRST QUARTER 2004 RESULTS;
                             PRODUCT REVENUES UP  55%

          COMPANY INCREASES FULL YEAR 2004 REVENUE AND EARNINGS OUTLOOK


BRANCHBURG,  NJ, APRIL 27, 2004 -- LifeCell Corporation (NASDAQ: LIFC), a leader
                                                                 ----
in the development and commercialization of products made from human (allograft) tissue for use in reconstructive, urogynecologic and orthopedic surgical procedures, today reported financial results for its first quarter ended March 31, 2004.

FIRST  QUARTER  2004  RESULTS
-----------------------------

Total revenues for the first quarter were $13.8 million as compared to $9.0 million for the first quarter of 2003. Product revenues of $13.3 million for the quarter were 55% above the $8.6 million reported for the same period in 2003. The increase in product revenue was primarily due to a significant increase in the demand for the Company's flagship reconstructive surgical product, AlloDerm(R) Regenerative Tissue Matrix, which increased 92% to $9.2 million in the quarter compared to $4.8 million in the first quarter of 2003. Cymetra(R) revenues were $319,000, down from $693,000 in the first quarter of 2003. Repliform(R) revenues decreased in the quarter to $1.9 million from $2.4 million in the same quarter in 2003. Orthopedic product revenues, which include Graft Jacket(R) and AlloCraft(TM)DBM, increased to $1.2 million in the quarter from $207,000 in the first quarter of 2003. Graft Jacket revenues represented approximately 70% of total orthopedic product revenues in the quarter.

Operating income for the first quarter of 2004 rose to $1.4 million compared to operating income of $378,000 in the first quarter of 2003. Operating margin in the quarter improved to 10% compared to 4% in prior year first quarter.

"This quarter represents the Company's initial quarter of reporting fully-taxed earnings, although it is not required to pay income taxes due to net operating loss carryforwards and tax credits," commented Steven Sobieski, Vice President of Finance and Chief Financial Officer.

Net income for the first quarter of 2004 was $883,000, or $.03 per diluted share compared to prior-year adjusted net income of $218,000, or $.01 per diluted share. The adjusted net income for 2003 assumes the Company was required to report fully-taxed earnings at a 40% tax rate and also excludes a tax benefit recorded in the prior year related to the sale of state tax net operating losses. The reported net income prepared in accordance with Generally Accepted Accounting Principles ("GAAP") for the quarter ended March 31, 2003 was $562,000, or $.02 per diluted share. A reconciliation of first quarter 2003 GAAP net income to adjusted net income is included in the attached financial tables.

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
Paul Thomas, LifeCell's President and Chief Executive Officer commented, "We are very pleased with our first quarter product revenues and operating results, which exceeded our expectations. Our exceptional results were driven by unprecedented demand for AlloDerm(R) Regenerative Tissue Matrix, specifically in surgical procedures to repair challenging hernias. Based on our record performance this quarter, we now expect to exceed our previously communicated revenue and earnings guidance for 2004."


2004  FINANCIAL  OUTLOOK
------------------------

Based upon the Company's first quarter 2004 operating results and expectations for the remainder of 2004, the Company now anticipates total 2004 revenues in the range of $55 million to $59 million in 2004, compared to the previous range of $50 million to $54 million. Product revenues for 2004 are expected to be in the range of $53 million to $57 million, compared to the previous range of $48 million to $52 million. The revised product revenue range represents anticipated growth between 37% and 47% compared with 2003. Revenue mix by market is expected to be approximately 76% reconstructive, 12% orthopedic and 12% urogynecology, compared to the previous estimate of 68% reconstructive, 19% orthopedic and 13% urogynecology. The Company also increased its 2004 operating income target to a range of $5.7 million to $6.7 million in 2004, compared to the previous range of $4.2 million to $4.7 million. Assuming a 40% income tax rate, the Company expects to report net income for 2004 in the range of $ 3.5 million to $4.0 million, or between $0.11 and $0.13 per diluted share based on its current outstanding shares, compared to the previous range of $2.5 million to $2.8 million, or between $0.08 and $0.09 per diluted share. LifeCell's original 2004 financial outlook was included in the Company's news release on January 20, 2004 announcing preliminary fourth quarter 2003 results.


CONFERENCE  CALL
----------------

As previously announced, the Company will host a live conference call today at 11:00 a.m. Eastern. The dial-in number for the live call is 877-407-9205 (domestic) / 201-689-8054 (international). A simultaneous webcast of the call will be available via LifeCell's website at www.lifecell.com Corporate
                                                   ----------------
Information  -  Investor  Relations.

A recording of the call will be available from 1:00 p.m. Eastern on April 27, 2004 until 11:59 p.m. Eastern on April 30, 2004. The dial-in number to listen to the recording is 201-612-7415. The replay passwords are: Account # 1628 / Conference ID # 102114. The call will also be archived on the Company's website for twelve months.


ABOUT  LIFECELL
---------------

LifeCell is a leader in the development and commercialization of products made from human (allograft) tissue for use in reconstructive, urogynecologic and orthopedic surgical procedures. The Company's patented tissue processing technology produces a unique regenerative tissue matrix - a complex three dimensional structure that contains proteins, growth factor binding sites and vascular channels - that provides a complete template for the regeneration of normal human tissue. LifeCell currently markets a broad range of products:
AlloDerm(R), regenerative tissue matrix for reconstructive surgical procedures and skin grafting for burn patients through LifeCell's direct sales organization and for periodontal surgery through BioHorizons, Inc.; Cymetra(R), a version of AlloDerm in particulate form, through LifeCell's direct sales organization; Repliform(R), regenerative tissue matrix for urogynecologic procedures, through a marketing agreement with Boston Scientific Corporation; Graft Jacket(R), regenerative tissue matrix for orthopedic applications, through a distribution agreement with Wright Medical Technology, Inc.; and AlloCraft(TM)DBM, regenerative tissue matrix for bone grafting, through a marketing agreement with Stryker

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
Corporation. The Company's ongoing product development programs include the application of its tissue matrix technology to vascular and orthopedic tissue repair; investigation of human tissues as carriers for therapeutics; Thrombosol(TM), a formulation for extended storage of platelets and technologies to enhance the storage of red blood cells for transfusion. Visit the LifeCell website at www.lifecell.com.
             ----------------


FORWARD-LOOKING  STATEMENTS
---------------------------

The financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Form 10-Q report for the quarter ended March 31, 2004. This release also contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's outlook for 2004 operating results. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company's reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

NON-GAAP  FINANCIAL  INFORMATION
--------------------------------

The table below reconciles as reported GAAP net income to adjusted non-GAAP net income for the three months ended March 31, 2003. The Company includes non-GAAP financial information as a supplement to GAAP financial information to enhance the overall understanding of the Company's financial performance and to assist investors in evaluating the Company's results of operations, period over period.

        RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NON-GAAP NET INCOME


                                            (UNAUDITED)
                                         THREE MONTHS ENDED
                                           MARCH 31, 2003
                                        --------------------
Net income, as reported (GAAP)          $           562,000
Reversal of net tax benefit recorded               (198,000)
                                        --------------------

Income before taxes, as reported                    364,000
Tax provision assuming a 40% tax rate               146,000
                                        --------------------

Adjusted net income (Non-GAAP)          $           218,000
                                        --------------------

Adjusted net income per common share:
    Basic                               $              0.01
                                        ====================
    Diluted                             $              0.01
                                        ====================
Shares used in computing adjusted
    net income per common share:
    Basic                                        21,308,000
                                        ====================
    Diluted                                      24,581,000
                                        ====================

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

                              LIFECELL CORPORATION
                              FINANCIAL HIGHLIGHTS
                                   (Unaudited)

STATEMENT OF OPERATIONS DATA:
                                          THREE MONTHS ENDED

                                                  March 31,
                                          -------------------------
                                             2004          2003
                                          -----------  ------------
Revenues:
    Product revenues                      $13,345,000  $ 8,585,000
    Research grant revenues                   408,000      410,000
                                          -----------  ------------
      Total revenues                       13,753,000    8,995,000
                                          -----------  ------------

Costs and Expenses:
    Cost of products sold                   4,118,000    2,540,000
    Research and development                1,381,000    1,259,000
    General and administrative              1,884,000    1,321,000
    Selling and marketing                   4,941,000    3,497,000
                                          -----------  ------------
      Total costs and expenses             12,324,000    8,617,000
                                          -----------  ------------

Income from operations                      1,429,000      378,000

Interest and other income (expense), net       43,000      (14,000)
                                          -----------  ------------

Income before income taxes                  1,472,000      364,000

Provision (benefit) for income taxes          589,000     (198,000)
                                          -----------  ------------

Net income                                $   883,000  $   562,000
                                          ===========  ============

Net income per common share:
    Basic                                 $      0.03  $      0.03
                                          ===========  ============
    Diluted                               $      0.03  $      0.02
                                          ===========  ============
Shares used in computing
    net income per common share:
    Basic                                  25,704,000   21,308,000
                                          ===========  ============
    Diluted                                31,195,000   24,581,000
                                          ===========  ============

SELECTED BALANCE SHEET DATA:              MARCH 31,   DECEMBER 31,
                                        --------------------------
                                            2004         2003
                                        -----------  -------------
Cash, cash equivalents and investments  $19,926,000  $  18,520,000
Receivables, net of allowance             7,139,000      5,876,000
Inventories                               8,350,000      8,830,000
Accounts payable & accrued liabilities    6,184,000      5,592,000
Working capital                          28,911,000     23,283,000
Total assets                             60,112,000     58,273,000
Total debt obligations                        -              -
Total stockholders' equity               53,745,000     52,379,000

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